As filed with the Securities and Exchange Commission on April 28, 2005

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARCH CAPITAL GROUP LTD.
(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Wessex House, 4th floor
45 Reid Street
Hamilton HM 12 Bermuda
(441) 278-9250
(Address of Principal Executive Offices)

ARCH CAPITAL GROUP LTD. 2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN
(Full title of the plan)

National Registered Agents, Inc.
440 9th Avenue, 5th Floor
New York, New York  10001
(Name and address of agent for service)

(800) 767-1553
(Telephone number, including area code, of agent for service)

Copy to:
Immanuel Kohn, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
(212) 701-3000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Per Share	Price	Registration Fee

Common shares,
$.01 par value	2,000,000 shares	$40.72(2)	$81,440,000(2)	$9,585.49

(1)          Plus such additional number of common shares as may be issued under the Company’s 2005 Long Term Incentive and Share Award Plan in the event of a share dividend, recapitalization, share split, reverse split, reorganization, merger, amalgamation, consolidation or other similar dilutive event.

(2)        Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of determining the registration fee and is based on the average of the reported high and low sales prices of the common shares on the Nasdaq National Market on April 26, 2005.

REOFFER PROSPECTUS

ARCH CAPITAL GROUP LTD.

Common shares, par value US $0.01 per share

2,000,000 shares issued or issuable under the
Arch Capital Group Ltd. 2005 Long Term Incentive and Share Award Plan

This prospectus relates to the offer and sale of our common shares, par value US $0.01 per share, which may be offered hereby from time to time by any or all of the selling shareholders named herein for their own benefit.

All or a portion of the common shares offered hereby may be offered for sale, from time to time, through the Nasdaq National Market or otherwise, at prices and terms then obtainable. All brokers’ commissions, concessions or discounts will be paid by the selling shareholders.  We will not receive any of the proceeds from sales by selling shareholders.

The selling shareholders and brokers through whom sales of the common shares are made may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933.  In addition, any profits realized by the selling shareholders or such brokers on the sale of the common shares may be deemed to be underwriting commissions under the Securities Act.

Our common shares are traded on the Nasdaq National Market under the symbol “ACGL”.  The last reported sale price of the common shares on the Nasdaq National Market on April 27, 2005 was $40.22 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 28, 2005

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  We have also filed with the SEC registration statements on Form S-8 to register the common shares offered by this prospectus.  This prospectus, which forms a part of the registration statements, does not contain all of the information included in the registration statements.  For further information about us and the securities offered in this prospectus, you should refer to the registration statements and their exhibits.

You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.  20549 and may obtain copies of these documents at the SEC’s offices in New York, New York and Chicago, Illinois, at prescribed rates.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov.  This site contains reports, proxy information statements and other information regarding issuers that file electronically with the SEC.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus.  You must not rely on any unauthorized information or representations.  This prospectus is an offer to sell or to buy only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus is current only to the date of this prospectus.

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THE COMPANY

Arch Capital Group Ltd. was formed in Bermuda on September 22, 2000.  Our executive offices are located at Wessex House, 4th Floor, 45 Reid Street, Hamilton HM 12, Bermuda; telephone number: (441) 278-9250.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common shares offered by this prospectus.  All proceeds will be received by the selling shareholders.

SELLING SHAREHOLDERS

Under our 2005 Long Term Incentive and Share Award Plan (the “Plan”), there are available a total of 2,000,000 common shares for issuance to our and our subsidiaries’ employees and directors.  The common shares to which this prospectus relates are being registered for reoffers and resales by selling shareholders who may acquire, or have acquired, such shares pursuant to the Plan.  We do not know whether any of the selling shareholders will use this prospectus in connection with the offer or sale of any common shares, or, if this prospectus is so used, how many common shares will be offered or sold.  The selling shareholders may resell all, a portion, or none of the shares that they have acquired or may acquire pursuant to the Plan.  Pursuant to Rule 424(b) under the Securities Act, we will supplement this prospectus with the number of common shares, if any, to be offered or sold by the selling shareholders as that information becomes known.

PLAN OF DISTRIBUTION

The selling shareholders may sell common shares through dealers, through agents or directly to one or more purchasers.  The distribution of the common shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions):

•                       on any national stock exchanges on which the common shares may be traded from time to time in transactions which may include special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of such exchanges,

•                       in the over-the-counter market, or

•                       in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions.

Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.  The selling shareholders may effect such transactions by selling common shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or commissions from purchasers of common shares for whom they may act as agent.  The selling shareholders and any broker-dealers or agents that participate in the distribution of common shares by them might be deemed to be underwriters, and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents.  The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus.  The most recent information that we file with the SEC automatically updates and supersedes more dated information.  We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

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•                       our annual report on Form 10-K for the fiscal year ended December 31, 2004;

•                       our current report on Form 8-K filed on March 2, 2005;

•                       to the extent incorporated by reference into our annual report on Form 10-K, our proxy statement for our 2005 Annual Meeting of Shareholders filed on March 31, 2005; and

•                       the description of our common stock contained in our registration statement on Form S-3 filed on July 2, 2004.

We are also incorporating into this prospectus all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates all common shares offered have been sold, or that deregisters all common shares then remaining unsold.

We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.  If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Arch Capital Group Ltd.
Wessex House, 4th Floor,
45 Reid Street,
Hamilton HM 12,
Bermuda
Telephone Number:  (441) 278-9250

LEGAL MATTERS

The validity of the common shares offered hereby will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SEC POSITION ON INDEMNIFICATION

Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (a) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (b) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud and dishonesty.  Our bye-laws provide for our indemnity of our officers, directors and employees to the fullest extent permitted by law.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  We believe that the limitation of liability provisions in our by-laws will facilitate our ability to continue to attract and retain qualified individuals to serve as our officers and directors.

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PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.

See section of prospectus entitled “Incorporation of Certain Documents by Reference.”

ITEM 4.  Description of Securities.

Not applicable.

ITEM 5.  Interests of Named Experts and Counsel.

None.

ITEM 6.  Indemnification of Directors and Officers.

Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (a) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (b) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud and dishonesty.

Our bye-laws provide for our indemnity of our officers, directors and employees to the fullest extent permitted by law.

Our bye-laws also provide that expenses (including attorneys’ fees) incurred by one of our officers or directors in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us pursuant to Bermuda law.

Our bye-laws also provide that our officers and directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent that such limitation is prohibited by Bermuda Law.

ITEM 7.  Exemption From Registration Claimed.

Not applicable.

ITEM 8.  Exhibits.

See Exhibit Index immediately preceding the Exhibits.

ITEM 8.  Undertakings.

We hereby undertake:

(1)                        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                        To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                      That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or person controlling us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on April 28, 2005.

ARCH CAPITAL GROUP LTD.
By:	/s/ Constantine Iordanou
Constantine Iordanou
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman and Director	April 28, 2005
Paul B. Ingrey

/s/ Constantine Iordanou	President and Chief Executive Officer	April 28, 2005
Constantine Iordanou	(Principal Executive Officer) and Director

*	Executive Vice President and	April 28, 2005
John D. Vollaro	Chief Financial Officer (Principal Financial and Accounting Officer)

*	Director	April 28, 2005
Peter A. Appel

*	Director	April 28, 2005
Wolfe “Bill” H. Bragin

*	Director	April 28, 2005
John L. Bunce, Jr.

*	Director	April 28, 2005
Sean D. Carney

*	Director	April 28, 2005
Kewsong Lee

*	Director	April 28, 2005
James J. Meenaghan

*	Director	April 28, 2005
John M. Pasquesi

*	Director	April 28, 2005
David R. Tunnell

*	Director	April 28, 2005
Robert F. Works

* By:	/s/ Constantine Iordanou
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1

Shareholders Agreement, dated as of November 20, 2001, by and among Arch Capital Group Ltd. ("ACGL") and the shareholders party thereto, conformed to reflect amendments dated as of January 3, 2002, March 15, 2002 and September 16, 2002 (a)

4.2	Specimen Common Share Certificate (b)
4.3	Certificate of Designations of Series A Convertible Preference Shares (c)
5	Opinion of Conyers Dill & Pearman regarding the legality of the securities
23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5)
23.2	Consent of PricewaterhouseCoopers LLP
24	Powers of Attorney
99.1	Arch Capital Group Ltd. 2005 Long Term Incentive and Share Award Plan adopted on April 28, 2005 (d)

(a)                      Incorporated by reference to an exhibit to the Annual Report on Form 10-K of ACGL for the year ended December 31, 2002, as filed with the SEC on March 31, 2003.

(b)                     Incorporated by reference to the Annual Report on Form 10-K of ACGL for the year ended December 31, 2000, as filed with the SEC on April 2, 2001.

(c)                      Incorporated by reference to the Report on Form 8-K of ACGL as filed with the SEC on January 4, 2002.

(d)                     Incorporated by reference to Appendix B to the Definitive Proxy Statement on Schedule 14A of the Registrant filed with the SEC on March 30, 2005.